EXHIBIT 12
				U S WEST, Inc.
		  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
			AND PREFERRED STOCK DIVIDENDS
			     (Dollars in Millions)

						   Quarter Ended
						 6/30/95    6/30/94
						---------  ---------
Income before income taxes                          $514       $609
Interest expense (net of amounts capitalized)        139        110
Interest factor on rentals (1/3)                      27         25
Equity losses in unconsolidated ventures               2          -
						---------  ---------
Earnings                                            $682       $744

Interest expense                                     153        117
Interest factor on rentals (1/3)                      27         25
Preferred stock dividends                              2          -
						---------  ---------
Fixed charges                                       $182       $142

Ratio of earnings to fixed charges                  3.75       5.24
						---------  ---------


						    Year-to-Date
						  6/30/95    6/30/94
						---------  ---------

Income before income taxes                        $1,052     $1,131
Interest expense (net of amounts capitalized)        267        219
Interest factor on rentals (1/3)                      49         48
Equity losses in unconsolidated ventures              28          -
						---------  ---------
Earnings                                          $1,396     $1,398

Interest expense                                     292        233
Interest factor on rentals (1/3)                      49         48
Preferred stock dividends                              3          -
						---------  ---------
Fixed charges                                       $344       $281

Ratio of earnings to fixed charges                  4.06       4.98
						---------  ---------